Ralph W. Bradshaw
One West Pack Square, Suite 750, Asheville, NC  28801
828-255-4833   Fax: 828-210-8183


May 3, 2001

Dear Fellow Stockholders of Excelsior Income Shares, Inc.:



PLEASE ACT NOW TO MAKE YOUR INVESTMENT WORK HARDER FOR YOU


The annual meeting for our Fund has been ADJOURNED UNTIL MAY 11, 2001. Your vote will help determine the future of your investment. My fellow nominees and I (Green Proxy) are committed to maximize the value of the Fund's shares. The Fund's current directors (White Proxy) are spending enormous amounts of our Fund's money in this proxy fight to confuse the issues and distort our record at other funds in order to reelect themselves.

Simply stated, to increase the value of the Fund's shares, the distributions to shareholders need to be increased, and the discount to Net Asset Value ("NAV") at which the Fund's shares trade in the market needs to be reduced. If elected, my fellow nominees and I propose the following, subject to shareholder approval:


FIRST, we will increase the yearly total distribution from $1.05 to at least $1.85 per share from now on. This represents an approximate yield of 11% based on the current market price of the shares. Since this distribution will likely exceed the current income earned by the Fund in the first few years, shareholders will have the option to reinvest all or part of it in additional shares. Therefore, each shareholder will have some flexibility in determining the amount of his or her distribution and continued investment in the Fund.

SECOND, we will increase the NAV per share for remaining shareholders by having the Fund buy-back substantial amounts of shares in the open market when those shares are selling at more than a nominal discount. The gains realized by retiring shares at a discount produce a permanent benefit to the remaining shareholders. Repurchases will also likely result in reducing the discount and increasing the market value at which the Fund's shares trade.


My fellow nominees and I have experience in turning around poorly performing closed-end funds. My earliest directorship commenced in 1998 when I joined the Board of the Clemente Strategic Value Fund, and was subsequently joined by my fellow nominees. Based on the audited, public shareholder reports over the last three years, I have put together the following facts to help you decide what is in your best interests. Compare our actions and results at Clemente with what you have experienced at Excelsior under the guidance of the current Board, as summarized on the reverse. You choose what is best for your investment, and then vote accordingly.


LOOK AT THE FACTS AND THE DIFFERENCE IS CLEAR - VOTE THE GREEN PROXY


YOU COMPARE:	Excelsior Income Shares	Clemente Strategic Value Fund
	(White Proxy Nominees)	(Green Proxy Nominees)


3 Yr. Market Price Change	- 5.2%	+12.2%
(12/31/1997 - 12/31/2000)	($16.75 to $15.88)	($9.44 to $10.59)


3 Yr. Total Distr. & Credits	+18.4%	+59.9%
(as % of 12/31/97 mkt. price)	($3.09 total distributions)	($4.88 distributions
+ $0.77 tax credit)


Share Repurchase Program	0.8% of shares outstanding	31.0% of shares
Outstanding
(12/31/1997 - 12/31/2000)	(17,300 of 2,186,391 shares)	(1,825,140 of
5,892,400 shares)


3 Yr. Market Price Discount	Discount widened by 3.6%	Reduced Discount by
11.7%
(12/31/1997 - 12/31/2000)	(-9.6% to -13.2%)	(-18.1% to -6.4%)


YOU CHOOSE:	(White Proxy Nominees)	(Green Proxy Nominees)


Distributions	$1.05 in Year 2000	Proposed $1.85 minimum per Year


Past Discount	Small Distribution Payout History;	Large Distribution
History;
Reduction Efforts	0.8% buy-back over 3 years	31% share buy-back over 3 years


Fiduciary	$60,000 est. Proxy Expenses;	Proxy Expenses self-paid;
Responsibility	Buyout Director's Employment	No reimbursement from Fund;
	Contract for approx. $180,000;	Commitment  to make changes
	Hiring another Director at $1,000	and increase Value
	per week as replacement



To enable us to vote your shares on these issues, PLEASE MARK, SIGN, and DATE AND RETURN THE ENCLOSED [GREEN] PROXY CARD IN THE POSTAGE PAID ENVELOPE THAT HAS BEEN PROVIDED. You may vote on all proposals contained in the Fund's [WHITE] proxy card by using the enclosed [GREEN] proxy card. Instructions for executing the [GREEN] proxy card follow below.

AFTER SUBMITTING A [GREEN] PROXY CARD, PLEASE DO NOT RETURN A [WHITE] PROXY CARD (EVEN IF YOU ARE VOTING AGAINST THE NOMINEES NAMED IN THE FUND'S PROXY STATEMENT). DOING SO WILL REVOKE YOUR [GREEN] PROXY CARD.

Thank you for taking an active role in improving your investment in the Fund. If you have any questions, please call me at (828) 255-4833.

Sincerely yours,



Ralph W. Bradshaw

THE ISSUES ARE IMPORTANT

THE DIFFERENCE IS CLEAR

You are one of the substantial shareholders of EXCELSIOR INCOME SHARES, INC.

YOUR VOTE MAY WELL DECIDE OUR FUND'S FUTURE

PLEASE CALL ME IMMEDIATELY
COLLECT AT (828) 255-4833
TO DISCUSS THE IMPORTANT ISSUES IN THIS
CONTEST FOR THE MAY 11, 2001 MEETING

THANK YOU FOR CARING ABOUT OUR FUND'S FUTURE

Ralph W. Bradshaw